Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form F-4 of our report dated December 17, 2021 relating to the balance sheet of Far Peak Acquisition Corporation as of September 30, 2021, and the related statements of operations, changes in shareholder’s deficit and cash flows for the period from October 19, 2020 (inception) through September 30, 2021, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 10, 2022